UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )
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Upland Software, Inc.

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Upland Software, INC.
401 Congress Avenue, Suite 1850
Austin, Texas 78701

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 17, 2015

To the Stockholders of Upland Software, Inc.:
The annual meeting of stockholders for Upland Software, Inc. (“Upland,” “we,” “us,” or the “Company”) will be held at 401 Congress Ave., Suite 1850, Austin, Texas 78701 on Wednesday, June 17, 2015 at 11:00 a.m. Central Daylight Time. The purposes of the meeting are:

1.	To elect two Class I directors, to serve until the third annual meeting next succeeding their election and until their successors are elected and qualified (Proposal One);

2.	To ratify the selection of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal Two); and

3.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
Our board of directors (the “Board”) has fixed the close of business on April 20, 2015 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Austin, Texas during normal business hours for a period of ten days prior to the annual meeting. This Notice of 2015 Annual Meeting of Stockholders and accompanying Proxy Statement are being distributed or made available to stockholders beginning on or about April 30, 2015.
YOUR VOTE IS IMPORTANT!
Please vote by using the Internet or by telephone or, if you have requested and received a paper copy of the proxy card by mail, by signing and returning the proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or the proxy card. If you attend the meeting, you may vote in person, if you wish, even if you have already returned a proxy card, provided you revoke your proxy any time before it is exercised in the manner described in the proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 17, 2015: The Notice of 2015 Annual Stockholders’ Meeting and Proxy Statement, and 2014 Annual Report on Form 10-K are available at www.proxyvote.com.

By order of the Board of Directors,

John T. McDonald
Chief Executive Officer and Chairman
Austin, Texas
Date: April 30, 2015

Upland Software, INC.
401 Congress Avenue, Suite 1850
Austin, Texas 78701

PROXY STATEMENT

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2014 Annual Report on Form 10-K filed with the SEC on March 31, 2015 (the “2014 Annual Report”). The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents over the Internet. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting, and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, the Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy materials, including our proxy statement, our 2014 Annual Report and a form of proxy card. Once you have elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

INFORMATION ON VOTING

Our Board solicits your proxy for the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the meeting for the matters set forth in the “Notice of 2015 Annual Meeting of Stockholders.” The Annual Meeting will be held at 11:00 a.m. Central Daylight Time on Wednesday, June 17, 2015 at 401 Congress Ave., Suite 1850, Austin, Texas 78701. We made this Proxy Statement available to stockholders beginning on April 30, 2015.

Record Date	April 20, 2015
Quorum	Majority of shares outstanding on the record date must be present in person or by proxy
Shares Outstanding	15,268,630 shares of common stock outstanding as of April 20, 2015
Inspector of Election	A representative from Broadridge Financial Solutions, Inc. will serve as the inspector of election.
Voting by Proxy	Internet, phone or mail
Voting at the Meeting
We encourage stockholders to vote in advance of the Annual Meeting, even if they plan to attend the meeting. Stockholders can vote in person during the meeting. Stockholders of record (those whose shares are registered directly in their name with Upland’s transfer agent, Computershare) who attend the Annual Meeting in person may obtain a ballot from the inspector of election. Beneficial holders (those whose shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization) who attend the Annual Meeting in person must obtain a proxy from their broker, bank or other nominee prior to the date of the Annual Meeting and present it to the inspector of election with their ballot. Voting in person during the meeting will replace any previous votes.

Voting Instructions; What Happens if no Voting Instructions are Provided
All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, other than being counted for the purpose of determining a quorum, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting or any postponement or adjournment of the Annual Meeting.

Routine and Non-Routine Matters
Proposal One, the election of directors, is considered a non-routine matter under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposal One. Proposal Two, the ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal Two.

Votes Required; Effect of Broker Non-Votes and Abstentions	Each holder of shares of our common stock outstanding on the record date is entitled to one vote for each share of common stock held as of the record date.
With respect to Proposal One, each director is elected by a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Therefore, the two nominees receiving the highest number of affirmative votes of the shares of common stock present in person or represented by proxy at the meeting and entitled to be voted for them will be elected as directors to serve until the third annual meeting of stockholders following their election. For Proposal One, stockholders may not cumulate votes in the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The ratification of our independent registered public accountants in Proposal Two requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “AGAINST” the proposal. Proposal Two is a routine matter and no broker non-votes are expected to exist in connection with Proposal Two.

Changing Your Vote
Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated vote in person at the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting. If you hold shares through a broker, bank or other nominee, you may revoke any prior voting instructions by contacting that firm.

Voting Results
We will announce preliminary results at the Annual Meeting. We will report final results at www.uplandsoftware.com and in a filing with the U.S. Securities and Exchange Commission (the “SEC”) on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

This Proxy Statement contains two proposals requiring stockholder action. Proposal One requests the election of the two Class I directors to the Board. Proposal Two requests the ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

DIRECTORS AND CORPORATE GOVERNANCE
Directors
Listed below are Upland’s five directors. The nominating and governance committee of the Board and the Board believe the skills, qualities, attributes and experience of its directors provide Upland with business acumen and a diverse range of perspectives to engage each other and management to effectively address the evolving needs of Upland and represent the best interests of our stockholders.

Name	Position with Upland	Age as of the Annual Meeting	Director Since
Stephen E. Courter	Director	60	2014
Rodney C. Favaron	Director	51	2014
John D. Thornton	Director	50	2010
Steven Sarracino	Director	39	2013
John T. McDonald	Chief Executive Officer & Chairman	51	2010
Class I Directors
Stephen E. Courter has served as a member of our board of directors since September 2014. Mr. Courter is on the faculty of the McCombs School of Business, University of Texas at Austin, which he joined in August 2007, teaching courses in the Masters in Business Administration program and leading study abroad programs in Thailand, Vietnam, India and Indonesia. Prior to joining the University of Texas at Austin, Mr. Courter served as Chief Executive Officer and board member of Broadwing Communications from 2006 to 2007. Previously, Mr. Courter served as Chairman and Chief Executive Officer of Neon Communications from 2000 to 2006 and Chief Executive Officer of Enertel, a Dutch telecommunications company based in Rotterdam from 1998 to 2000. Mr. Courter currently serves on the board of directors of Cadiz Inc. (NASDAQ: CDZI), a land and water resource development company, which he joined in 2008, and iMobi Corp., which he joined in 2007. Mr. Courter holds a B.S. in Finance from The Pennsylvania State University and an M.B.A. from The George Washington University. Mr. Courter holds the rank of Major in the U.S. Army Reserves.
We believe Mr. Courter is qualified to serve as a member of our board of directors as a result of his experience in executive-level management positions at technology companies and the knowledge he gained from service on the boards of public and private companies.
Rodney C. Favaron has served as a member of our board of directors since September 2014. Mr. Favaron is President and Chief Executive Officer of Spredfast, Inc., a provider of social media marketing solutions, which he joined in February 2011. Prior to Spredfast, Mr. Favaron served as the Chairman and Chief Executive Officer of Lombardi Software, a provider of business process management software, from June 2002 to January 2010. Prior to that, Mr. Favaron served as Chief Executive Officer of Mediaprise, Inc. from October 2000 to March 2002, Senior Vice President of Sales and Marketing at pcOrder.com from April 1998 to May 2000, and as the General Manager at Mentor Graphics Corporation from 1994 to 1998. Mr. Favaron holds a B.S. in Industrial Engineering from Louisiana State University, and an M.B.A. from the University of Dallas Graduate School of Management.
We believe that Mr. Favaron’s extensive experience in executive-level management positions at technology companies, including those in the software industry, qualify him to serve as a member of our board of directors.
Class II Directors
John D. Thornton has served as a member of our board of directors since July 2010. Mr. Thornton is a general partner of Austin Ventures, a venture capital firm, which he joined in 1991. Mr. Thornton has previously served on the board of directors of a number of public companies. Mr. Thornton holds a B.A. from Trinity University and an M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Thornton is qualified to serve as a member of our board of directors as a result of his experience as a director of publicly traded technology companies and his background in the venture capital industry.
Steven Sarracino has served as a member of our board of directors since December 2013. Mr. Sarracino is a partner of Activant Capital, a venture capital firm, which he founded in 2012. From 2010 to 2012, Mr. Sarracino provided consulting and advisory services to private equity and venture capital firms, with a focus on investing in software and technology companies. Prior to that, Mr. Sarracino was a Vice President at Serent Capital, a growth buyout firm, from 2008 to 2010. Previously, Mr. Sarracino was a Vice President in the technology investing office at American Capital, Ltd. in Palo Alto from 2006 to 2008. Mr. Sarracino holds a B.B.A. from Southern Methodist University and an M.B.A. from The Wharton School at the University of Pennsylvania. We believe that Mr. Sarracino possesses specific attributes that qualify him to serve as a member of our board of directors, including his background in the venture capital industry.

Class III Director
John T. McDonald has served as our Chief Executive Officer and Chairman of our board of directors since our founding in July 2010. Prior to founding Upland in 2010, Mr. McDonald was Chief Executive Officer of Perficient, Inc. (NASDAQ: PRFT), an information technology consulting firm, from 1999 to 2009, and chairman from 2001 to 2010. Mr. McDonald started his career as an attorney with Skadden, Arps, Slate, Meagher & Flom LLP in New York, focusing on mergers and acquisitions and corporate finance, from 1987 to 1993. Mr. McDonald currently serves as chairman of the Greater Austin Chamber of Commerce and is a member of the board of directors of a number of privately held companies and non-profit organizations. Mr. McDonald received a B.A. in Economics from Fordham University and a J.D. from Fordham Law School. We believe that Mr. McDonald is qualified to serve as a member of our board of directors because of his experience as our Chief Executive Officer and his background in the technology industry, including serving as chairman of a public technology company.
Structure of the Board of Directors
Our business and affairs are managed under the direction of our Board. Our Board currently consists of five members.
In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, our Board is divided into three classes, the members of each of which serve for staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the class I directors are Messrs. Courter and Favaron, and their terms will expire at our upcoming Annual Meeting;

•	the class II directors are Messrs. Thornton and Sarracino, and their terms will expire at our annual meeting of stockholders to be held in 2016; and

•	the class III director is Mr. McDonald, and his term will expire at our annual meeting of stockholders to be held in 2017.

We expect that any additional directorships resulting from an increase in the authorized number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in our control or management.
Our amended and restated certificate of incorporation and amended and restated bylaws provide that our directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally at an election of directors. Our directors are elected by a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote on the election of directors. Our directors hold office until their successors have been elected and qualified or until their earlier resignation or removal.
The members of our board of directors were originally designated pursuant to the terms of an Amended and Restated Voting Agreement, or the Voting Agreement, among us and certain of our stockholders. Mr. Thornton was designated by Austin Ventures IX, L.P. or its affiliates, Mr. McDonald was designated by our founders and Mr. Sarracino was designated by Messrs. McDonald and Thornton. Messrs. Courter and Favaron were designated by Messrs. McDonald, Thornton and Sarracino. The Voting Agreement was terminated upon the closing of our initial public offering on November 12, 2014, and there are no longer any contractual obligations regarding the election of our directors.
Director Independence
The NASDAQ Global Market listing standards require that a majority of the members of our Board qualify as “independent” as defined by those standards. In April 2015, our Board, following consultation with our nominating and governance committee, undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that four of our five directors, Messrs. Courter, Favaron, Sarracino and Thornton, are “independent directors” as defined under the applicable requirements of the NASDAQ Global Market listing standards and SEC rules and regulations. In making that determination, our Board considered whether each director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

There are no family relationships among our executive officers and directors.
Board Leadership and Lead Independent Director
The Chairman of our Board is currently our Chief Executive Officer, John T. McDonald. The Board believes that Mr. McDonald is best situated to serve as Chairman because he has been with us since our founding, is the director most familiar with our business, and is best suited to lead the discussion and execution of strategy.

We have adopted corporate governance guidelines that provide that one of our independent directors should serve as a lead independent director at any time when our Chief Executive Officer serves as the Chairman of our board of directors, or if the Chairman is not otherwise independent. Because Mr. McDonald is our Chairman and Chief Executive Officer, our board of directors has appointed Mr. Thornton to serve as lead independent director to preside over periodic meetings of our independent directors, serve as a liaison between our Chairman and the independent directors and perform additional duties as our board of directors may otherwise determine or delegate from time to time.
Committees of the Board of Directors
Our Board has a standing audit committee, compensation committee and nominating and governance committee. The members of the committees are identified in the table below:

Committee
Director	Audit	Compensation	Nominating And Governance
Stephen E. Courter	Chair	Member	—
Rodney C. Favaron	Member	—	Member
John D. Thornton	—	Member	—
Steven Sarracino	Member	Chair	Chair
John T. McDonald	—	—	—
Audit Committee
Our audit committee is composed of Messrs. Courter, Favaron and Sarracino, with Mr. Courter serving as chairman. Our board of directors has determined that each of Messrs. Courter, Favaron and Sarracino meets the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NASDAQ Global Market listing standards. Our board of directors has also determined that Mr. Courter qualifies as an “audit committee financial expert” within the meaning of SEC regulations.
The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:

•	evaluating the performance of our independent registered public accounting firm and determining whether to retain or terminate its services;

•	determining and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•
reviewing and discussing with management and our independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm’s assessment of our annual and quarterly financial statements and reports;

•	reviewing with management and our independent registered public accounting firm significant issues that arise regarding accounting principles and financial statement presentation;

•	conferring with management and our independent registered public accounting firm regarding the scope, adequacy and effectiveness of our internal control over financial reporting;

•	establishing procedures for the receipt, retention and treatment of any complaints we receive regarding accounting, internal accounting controls or auditing matters;

•	reviewing and approving related party transactions; and

•	overseeing compliance with the requirements of the SEC and the Foreign Corrupt Practices Act.
The audit committee met two times in 2014.
Compensation Committee
Our compensation committee is composed of Messrs. Sarracino, Courter and Thornton, with Mr. Sarracino serving as chairman. Our board of directors has determined that each of Messrs. Sarracino, Courter and Thornton is “independent” within the meaning of applicable NASDAQ Global Market listing standards, is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).

The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

•	determining the compensation and other terms of employment of our Chief Executive Officer and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•
in consultation with the Chief Executive Officer, determining the compensation and other terms of employment of our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	evaluating, approving and administering the compensation plans and programs advisable for us and evaluating and approving the modification or termination of existing plans and programs;

•
reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate; and

•	reviewing and recommending to our board of directors the compensation of our directors.

•
The compensation committee may form subcommittees for any purpose that the compensation committee deems appropriate and may delegate to such subcommittees such power and authority as the compensation committee deems appropriate, except that the compensation committee shall not delegate to a subcommittee any power or authority required by law, regulation or listing standard to be exercised by the compensation committee as a whole.

The compensation committee also has the authority, in its sole discretion, to select and retain any compensation consultant to be used by the Company to assist with the execution of the compensation committee’s duties and responsibilities, or to engage independent counsel or other advisors as it deems necessary or appropriate to carry out its duties. The compensation committee does not currently retain the services of a compensation consultant, nor did it do in the last fiscal year.
The compensation committee did not meet in 2014.
This year’s report of the compensation committee is included in this proxy on page 21.
Nominating and Governance Committee
Our nominating and governance committee is composed of Messrs. Sarracino and Favaron, with Mr. Sarracino serving as chairman. Our board of directors has determined that each of Messrs. Sarracino and Favaron is independent within the meaning of applicable NASDAQ Global Market listing standards.
The specific responsibilities of our nominating and governance committee include:

•	reviewing proposed changes to our certificate of incorporation and bylaws and making recommendations to the board;

•	overseeing compliance by the board with applicable laws and regulations;

•	identifying, reviewing, evaluating and recommending for selection candidates for membership to our board of directors;

•
reviewing, evaluating and considering the recommendation for nomination of incumbent members of our board of directors for reelection to our board of directors and monitoring the size of our board of directors;

•	considering the recommendation for nomination of candidates for election to our board of directors and proposals submitted by our stockholders; and

•	reviewing the performance of our board of directors, recommending areas of improvement to our board of directors and assessing the independence of members of our board of directors.
The nominating and governance committee did not meet in 2014.
Committee Charters
Our audit committee, compensation committee and nominating and governance committee operate under written charters adopted by the Board. These charters are posted on the “Investor Relations” page of our website, http://uplandsoftware.com.
Risk Oversight
Our business is subject to various types of risk, including business risks relating to our strategy, competitive position, operations and financial structure, technological risks, legal and compliance risks and others. Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, oversees our risk management processes implemented by management and regularly reviews reports from members of senior management on areas of material risk. The committees of the Board are charged with overseeing certain types of risks. Our audit committee is responsible for overseeing the management of financial and operational risks. Our compensation committee is responsible for overseeing the management of risks relating to executive compensation. Our nominating and governance committee is responsible for overseeing the management of risks relating to corporate governance. Our full Board regularly receives reports from each committee on the management of these risks and is charged with the management of all other risks.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is currently, or has ever been at any time since our formation, an executive officer or employee of our company. None of our executive officers currently serves, nor in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Code of Business Conduct and Ethics
Our board of directors has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The code of business conduct and ethics, any amendments that may be adopted from time to time and any waivers of the requirements of the code of business conduct and ethics, are posted on the “Investor Relations” page of our website, http://uplandsoftware.com. The information on our website is not part of this Proxy Statement.
Communications with the Board of Directors
The Board provides a process for stockholders to send communications to the Board. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Corporate Secretary at 401 Congress Avenue, Suite 1850, Austin, Texas 78701, with a request to forward the communication to the intended recipient or recipients. Our General Counsel or Corporate Secretary monitors these communications and will provide a summary of all received messages to the Board at each regularly scheduled meeting of the Board. Where the nature of a communication warrants, our Corporate Secretary may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the Board or non-management director, of independent advisors or of Company management, as our Corporate Secretary considers appropriate. Our Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials, or to decide in the exercise of his or her judgment whether a response to any stockholder communication is necessary.
Director Nomination Procedures
The nominating and governance committee has the responsibility for reviewing and recommending to the Board candidates for director positions. The nominating and governance committee will consider nominations made by stockholders. There are no differences in the manner in which the nomination and governance committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or whether the recommendation comes from another source. To have a candidate considered by the nominating and governance committee, a stockholder must submit such stockholder’s recommendation in writing in accordance with the procedures described in the section of this Proxy Statement entitled “Other Matters—2016 Stockholder Proposals or Nominations” and must include the information specified in our Bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to our stock.
The nominating and governance committee, in evaluating Board candidates, considers issues such as character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business and other commitments and the like, all in the context of an assessment of the needs of the Board at the time. The committee’s objective is to maintain a Board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The nominating and governance committee does not have a formal policy with respect to diversity; however, the committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a global technology business.
The nominating and governance committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate knowledge of our industry, accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs, independence under NASDAQ rules, lack of conflicts of interest, and a record and reputation for integrity and ethical conduct in both his or her professional and personal activities. In addition, the nominating and governance committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, interpersonal skills and compatibility with the Board, and ability to complement the competency and skills of the other Board members.
The nominating and governance committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, and experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning. In particular, the nominating and governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our business.
In performing its duties, the nominating and governance committee may retain internal or external legal counsel and expert advisors, but it did not do so in 2014.
 Board Meetings and Attendance
The Board held seven meetings in 2014. During 2014, each member of the Board attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings held by all Board committees on which such member served during the period of such member’s service. Directors are strongly encouraged to attend our annual stockholder meetings.
Director Compensation
Standard Director Compensation Arrangements
Prior to the effectiveness of our registration statement on Form S-1, on November 5, 2014, no cash or equity incentive compensation was paid to our directors for the fiscal year ended December 31, 2014 for their service as directors, other than reimbursements for our directors’ reasonable expenses incurred in attending Board meetings. Prior to November 5, 2014, we had not issued stock options or other equity awards to any of our directors in consideration for service on our board of directors.
Effective following the completion of our initial public offering, the Board and the nominating and governance committee of the Board approved an annual $25,000 retainer fee for non-employee Board members, an annual cash fee of $15,000 for our lead independent director, and the following annual cash fees for Board committee service by non-employee directors:

Committee	Chairperson Fee	Member Fee
Audit Committee	$15,000	$10,000
Compensation Committee	$10,000	$5,000
Nominating and Governance Committee	$5,000	$2,500
In October 2014, the Company adopted its 2014 Equity Incentive Plan (the “2014 Plan”), providing for the grant of non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to employees, directors and consultants. The 2014 Plan also provides for the automatic grant of option awards to our non-employee directors. These automatic grants are discussed below under “Executive Compensation – Compensation Overview – 2014 Equity Incentive Plan – Non-employee Directors”.
Members of our board of directors are also reimbursed for actual expenses incurred in attending Board meetings. The nominating and governance committee periodically reviews our director compensation practices. The nominating and governance committee believes that our director compensation is fair and appropriate in light of the responsibilities and obligations of our directors.
2014 Director Compensation
The following table presents information regarding the compensation earned or paid during 2014 to our non-employee directors who served on the Board during the year. Mr. McDonald, our sole employee director, does not receive compensation for his service as a member of the Board.

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	All other Compensation ($)	Total ($)
Stephen E. Courter	$7,027	$124,992	-	$132,019
Rodney C. Favaron	$5,856	$124,992	-	$130,848
John D. Thornton	$7,027	$124,992	-	$132,019
Steven Sarracino	$7,808	$124,992	-	$132,800

(1)
The amounts reported in this column represent the aggregate grant date fair value of restricted stock awards granted to our non-employee directors in 2014 and computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. The grant date fair value is $12.00 per share. In November 2014, each non-employee director received a restricted stock grant entitling the director to receive 10,416 shares of our common stock. These grants will vest on the first anniversary of the date of grant, provided that the non-employee director continues to serve as a director through such vesting date. Although subject to vesting, the director holds all rights of a stockholder with respect to the shares, including the right to vote the shares and receive any cash dividends declared thereon.

(2)	The following table sets forth the total number of outstanding shares of our common stock (subject to the restrictions described above) held by each non-employee director as of December 31, 2014:

Name of Director	Stock Awards
Stephen E. Courter	10,416
Rodney C. Favaron	10,416
John D. Thornton	10,416
Steven Sarracino	10,416

EXECUTIVE OFFICERS
The following sets forth certain information regarding our executive officers. Information pertaining to Mr. McDonald, who is both an officer and a director of Upland, may be found in the section of this Proxy Statement entitled “Directors and Corporate Governance—Directors.”

Name	Position with Upland	Age as of the Annual Meeting
John T. McDonald	Chief Executive Officer and Chairman of the Board	51
Timothy W. Mattox	President and Chief Operating Officer	49
Michael D. Hill	Chief Financial Officer, Treasurer & Corporate Secretary	46
Mounir Hilal	Chief Customer Officer	38
Sean Nathaniel	Senior Vice President of Technology	38
Maysoon Al-Hasso	Senior Vice President of Marketing	45
Angie McDermott	Senior Vice President of Human Resources	55
Timothy W. Mattox has served as our President since February 2015 and our Chief Operating Officer since July 2014. Prior to joining Upland, Mr. Mattox held various executive positions at Dell Inc., a computer technology company, which he joined in 1998. During his time at Dell, Mr. Mattox was responsible for worldwide enterprise product management from January 2009 to January 2013. In addition, while at Dell, Mr. Mattox led Dell’s corporate strategy group, reporting to the Chief Executive Officer, from January 2007 to January 2009. Prior to Dell, Mr. Mattox was a manager at Bain & Company. Mr. Mattox holds a B.S. and M.S. in electrical engineering from the Massachusetts Institute of Technology and an M.B.A. from the Stanford Graduate School of Business. Mr. Mattox currently sits on the board of the National Center for Arts and Technology, an innovative educational non-profit organization.
Michael D. Hill has served as our Chief Financial Officer and Treasurer since our founding in July 2010. He has also served as our Corporate Secretary since March 2015 and Assistant Secretary from July 2010 to March 2015. Prior to joining Upland, Mr. Hill served as Chief Financial Officer of Perficient, Inc. (NASDAQ: PRFT), an information technology consulting firm, from February 2004 to August 2006 and then as its Vice President, Strategic Finance from August 2006 to May 2007. Mr. Hill worked as a consulting Chief Financial Officer for Whitecap Capital I, LLC, a private equity investment fund, from November 2008 to December 2011 and served as a consultant to multiple small businesses from June 2007 to October 2008. Previously, Mr. Hill served in executive management roles for several technology start-up companies and spent more than seven years with Ernst & Young LLP in the Assurance and Advisory Business Services practice in Austin, Texas. Mr. Hill received a B.B.A. in Accounting from The University of Texas at Austin and is a licensed certified public accountant in the State of Texas.
Mounir Hilal has served as our Chief Customer Officer since April 2015. He also served as our Senior Vice President of Customer Success and Global Services from February 2012 to April 2015. Prior to joining Upland, Mr. Hilal served as Vice President of Client Services of Tenrox from December 2008 to April 2012, where he oversaw the global professional services organization. Mr. Hilal holds a B.S. in Software Engineering from McGill University and an M.B.A. from Queen’s University. Mr. Hilal is also a certified Project Management Professional.
Sean Nathaniel has served as our Senior Vice President of Technology since May 2013. Mr. Nathaniel joined Upland through our acquisition of FileBound, where Mr. Nathaniel served as Chief Information Officer from February 2007 to May 2013. Prior to that, Mr. Nathaniel served in various positions, most recently as Director of Technology for GiftCertificates.com, an e-commerce company, from February 2000 to February 2007. Mr. Nathaniel holds a B.A. in Business Administration from Northwestern College and an M.B.A. from the University of Nebraska.
Maysoon Al-Hasso has served as our Senior Vice President of Marketing since June 2014. Prior to joining Upland she worked as an independent consultant between 2010 to 2014 with Austin-based software companies and non-profits including uStudio Inc., Adlucent LLC and The Miracle Foundation. Ms. Al-Hasso has held marketing leadership roles at software companies, including North America Marketing for OutSystems from 2009 to 2010, Vice President of Marketing at Apptix, Inc. from 2007 to 2008, and Vice President of Marketing at CA Technologies, Inc. (NASDAQ: CA) from 2000 to 2005. She holds a B.Sc. in Management Sciences from the University of Manchester, England.
Angie McDermott has served as our Senior Vice President of Human Resources since June 2014. Prior to joining Upland, Ms. McDermott was Vice President, Human Resources for Calxeda, Inc., a manufacturer of ultra-low power processors, from May 2013 to December 2013. Previously, Ms. McDermott worked at Convio, Inc., a provider of on-demand constituent engagement solutions for nonprofit organizations, as its Vice President of Human Resources from February 2006 to April 2013. Prior to Convio, Inc., Ms.

McDermott served in various human resources roles within Dell Inc., McDermott Consulting, and The Procter and Gamble Company. She holds a B.S. in Psychology and a B.S. and Ph.D. in Industrial/Organizational Psychology from the University of Houston.
Our executive officers are appointed by and serve at the discretion of our board of directors. There are no family relationships between our non-employee directors and executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of April 20, 2015 by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock, on an as-converted basis;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of April 20, 2015. These shares are deemed to be outstanding and beneficially owned by the person holding the applicable options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
The percentage of shares beneficially owned shown in the table below is based upon 15,268,630 shares of common stock outstanding as of April 20, 2015.
Except as otherwise noted below, the address for persons listed in the table is c/o Upland Software, Inc., 401 Congress Avenue, Suite 1850, Austin, Texas 78701.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
5% Stockholders:
Entities affiliated with Austin Ventures(1)	2,182,584	14.3%
Entities affiliated with ESW Capital LLC(2)	2,889,466	18.9%
Entities affiliated with Global Undervalued Securities Master Fund, L.P. (3)	846,188	5.5%

Named Executive Officers and Directors:
John T. McDonald(4)(5)	2,037,008	13.3%
R. Brian Henley(6)(7)	64,130	*
Timothy W. Mattox(8)	81,980	*
John D. Thornton(1)(9)	2,193,000	14.4%
Steven Sarracino(9)(10)	740,270	4.8%
Rodney C. Favaron(9)	10,416	*
Stephen E. Courter(9)	10,416	*
All executive officers and directors as a group (11 persons)(11)	5,244,680	34.2%

*    Represents beneficial ownership of less than 1% of the outstanding common stock.

(1)
Based on a Schedule 13D filed with the SEC on November 14, 2014, which reported that the ownership includes 873,034 shares held by Austin Ventures IX, L.P., or AV IX, and 1,309,550 shares held by Austin Ventures X, L.P., or AV X. AV Partners IX, L.P., or AVP IX LP, the general partner of AV IX, and AV Partners IX, L.L.C., or AVP IX LLC, the general partner AVP IX LP, may be deemed to share voting and dispositive powers over the shares held by AV IX. AV Partners X, L.P., or AVP X LP, the general partner of AV X, and AV Partners X, L.L.C., or AVP X LLC, the general partner of AVP X LP, may be deemed to share voting and dispositive powers over shares held by AV X. Joseph C. Aragona, Kenneth P. DeAngelis, John D. Thornton, Christopher A. Pacitti and Philip S. Siegel are members of or are associated with AVP IX LLC and AVP X LLC and may be deemed to share voting and dispositive power over the shares held by AV IX and AV X. Such persons and entities disclaim beneficial ownership of shares held by AV IX and AV X, except to the extent of any pecuniary interest therein. Mr. Thornton is a member of our board of directors. The address of each of AV IX and AV X is 300 West 6th Street, Suite 2300, Austin, Texas 78701.

(2)
Based on a Schedule 13G filed with the SEC on January 26, 2015, which reported that the ownership includes 1,085,892 shares held by ESW Capital, LLC (“ESW”) and 1,803,574 shares held by Acorn Performance Group, Inc. (“Acorn”), a wholly owned subsidiary of ESW. Joseph A. Liemandt is the sole voting member of ESW and may be deemed to have beneficial ownership of the shares held by ESW. Each of ESW and Mr. Liemandt may be deemed to indirectly beneficially own the shares held by Acorn. The address for ESW, Acorn and Mr. Liemandt is 401 Congress Ave., Suite 2650, Austin, Texas 78701.

(3)
Based on a Schedule 13G/A filed with the SEC on February 12, 2015, which reported that the ownership relates to shares of common stock of the Company purchased by Kleinheinz Capital Partners, Inc. (“KCP”) for the account of the Undervalued Securities Master Fund, L.P. (the “Master Fund”). KCP acts as investment adviser to the Master Fund. John Kleinheinz is the principal of KCP. Each of KCP and Mr. Kleinheinz may be deemed to indirectly beneficially own the shares held by the Master Fund. The address for KCP, the Master Fund and Mr. Kleinheinz is 301 Commerce Street, Suite 1900, Fort Worth, Texas 76102.

(4)
Includes 243,738 shares held by MLPF&S as Cust. FBO John McDonald IRA. John T. McDonald may be deemed to indirectly beneficially own the shares held by MLPF&S as Cust. FBO John McDonald IRA. The address for MLPF&S as Cust. FBO John McDonald IRA is Merrill Lynch Private Banking & Investment Group, 2 World Financial Center, 35th Floor, New York, New York 10281.

(5)
Includes 171,040 of restricted common stock that is subject to a repurchase option by the Company if Mr. McDonald ceases to provide services to the Company. The restricted stock is released from the repurchase option pursuant to a vesting schedule. The vesting schedule is a four-year cliff from the vesting commencement date, but vesting may be partially accelerated in the event Mr. McDonald is terminated without “cause” (as defined in the restricted stock purchase agreement) or deemed 100% vested in the event Mr. McDonald is terminated without “cause” or resigns for “good reason” (as defined in the restricted stock purchase agreement) following a “change of control” (as defined in the restricted stock purchase agreement). If Mr. McDonald ceases to provide services to the Company, the Company may within 90 days, repurchase the number of shares of restricted stock that are still subject to the repurchase option for a price of $8.73 per share.

(6)	Includes 23,140 shares issuable upon the exercise of options by Mr. Henley that are exercisable within 60 days of April 20, 2015.

(7)
Mr. Henley resigned from his position as our Executive Vice President, effective as of March 31, 2015, and entered into a Consulting Agreement dated March 31, 2015, pursuant to which he will continue to provide certain specified services to the Company, and pursuant to which his outstanding stock awards and options shall continue to vest during the term of the Consulting Agreement. Mr. Henley’s shares include 40,990 shares of restricted common stock that is subject to a repurchase option by the Company if Mr. Henley ceases to provide services to the Company. The restricted stock is released from the repurchase option pursuant to the following vesting schedule: 20% of the shares vest on the one year anniversary of the vesting commencement date, 40% of the shares subject to the option vest in 12 equal monthly installments beginning on the one year anniversary of the vesting commencement date, and 40% of the shares subject to the option vest in 12 equal monthly installments beginning on the second year anniversary of the vesting commencement date. If Mr. Henley ceases to provide services to the Company, the Company may within 90 days, repurchase the number of shares of restricted stock that are still subject to the repurchase option for a price of $8.73 per share.

(8)
Consists of 81,980 shares of restricted common stock that are subject to a repurchase option by the Company if Mr. Mattox ceases to provide services to the Company. The restricted stock is released from the repurchase option pursuant to the following vesting schedule: 10% of the shares vest on the one year anniversary of the vesting commencement date, 20% of the shares subject to the option vest in 12 equal monthly installments beginning on the one year anniversary of the vesting commencement date, 30% of the shares subject to the option vest in 12 equal monthly installments beginning on the two year anniversary of the vesting commencement date, and 40% of the shares subject to the option vest in 12 equal monthly installments beginning on the three year anniversary of the vesting commencement date. Following a “change of control” (as defined in the restricted stock purchase agreement), the share vesting shall accelerate as to that number of shares that would have been released from the Company’s repurchase option had Mr. Mattox remained an employee for two (2) additional years. Furthermore, the shares shall be deemed fully vested in the event Mr. Mattox is terminated without “cause” (as defined in the restricted stock purchase agreement) or resigns for “good reason” (as defined in the restricted stock purchase agreement) following such “change of control.” If Mr. Mattox ceases to provide services to the Company, the Company may within 90 days, repurchase the number of shares of restricted stock that are still subject to the repurchase option for a price of $8.73 per share.

(9)
Includes 10,416 shares of restricted common stock. These grants will vest on November 5, 2015, provided that the director continues to serve as a director through such date. Although subject to vesting, these shares are beneficially owned because the director holds the right to vote the shares and receive any cash dividends declared thereon.

(10)
Includes 337,031 shares held by Activant Holdings I, LP, 277,823 shares held by Activant Holdings II, LP, and 115,000 shares held by Activant Investment II, LLC. The general partner of Activant Holdings I, L.P. is Activant Capital Group, LLC. The general partner of Activant Holdings II, LP is Activant Capital Group, LLC. The manager of Activant Capital Group, LLC is Steven Sarracino. Mr. Sarracino may be deemed to indirectly beneficially own the shares held by Activant Holdings I, LP, Activant Holdings II, LP and Activant Investment II, LLC. The address for Activant Investment II, LLC, Activant Holdings I, LP and Activant Holdings II, LP is 115 E. Putnam Ave., 3rd Floor, Greenwich, Connecticut 06830.

(11)	Includes 58,505 shares in aggregate issuable upon the exercise of options that are exercisable within 60 days of April 20, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the copies of such forms furnished to us or written representations that no Forms 5 were required, we believe that all Section 16(a) filing requirements were timely met during 2014.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2014 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers, beneficial owners of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements that are described under the section titled “Executive Compensation” in this Proxy Statement or that were approved by our compensation committee. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Technology Services Agreement
We receive outsourced software development, automated testing and technology services from DevFactory FZ-LLC, or DevFactory, under an Amended & Restated Technology Services Agreement dated as of January 1, 2014. DevFactory is an affiliate of ESW Capital LLC, which holds more than 5% of our capital stock. DevFactory earned approximately $2.1 million for such services pursuant to the terms of the Amended & Restated Technology Services Agreement in 2014. On December 30, 2014, we entered into a letter agreement with DevFactory pursuant to which we expect the fee we will pay for services in 2015 will be approximately $2.1 million. For years after 2015, the purchase commitment amount for software development services will be equal to the prior year purchase commitment, increased (decreased) by the percentage change in total revenue for the prior year as compared to the preceding year. Further, in January 2014, in connection with the Amended & Restated Technology Services Agreement, we issued 1,803,574 shares of common stock to DevFactory at a purchase price of $0.0001 per share for an aggregate purchase price of $1,100 and recorded a one-time non-cash accounting charge of $11.2 million.
General & Administrative Services Agreement
We have an arrangement with Visionael Corporation (“Visionael”) to provide general back office services to Visionael.  John T. McDonald, our Chief Executive Officer and chairman of our board of directors and a beneficial owner of more than 5% of our capital stock, beneficially holds an approximate 26.18% interest in Visionael.  Visionael paid us approximately $225,000 for these services in 2014 and is expected to pay us a total of $360,000 in 2015. Management has deemed the pricing for these services to be at fair market value.
Participation in our 2014 Initial Public Offering
Certain of our existing stockholders, including John T. McDonald, our Chief Executive Officer and chairman of our board of directors and a beneficial owner of more than 5% of our capital stock, entities associated with Austin Ventures, each of which is an affiliate of a member of our board of directors and is a beneficial owner of more than 5% of our capital stock, and ESW Capital, LLC or its affiliates, which is a beneficial owner of more than 5% of our capital stock, purchased in our initial public offering an aggregate of 384,615 shares of common stock at the initial public offering price of $12.00 per share, for aggregate consideration of $4,615,380. The underwriters of our initial public offering received the same discount from shares of our common stock purchased by such stockholders as they did from other shares of our common stock sold to the public in the offering. All shares purchased by these stockholders were subject to lock-up restrictions.
Other
For a description of other relationships we have with our directors and executive officers, see the sections titled “Directors and Corporate Governance – Director Compensation” and “Executive Compensation” in this proxy statement.
Policies and Procedures for Related Party Transactions
On an annual basis, we require each officer and director to complete a questionnaire that solicits information in regards to various matters, including but not limited to, other directorships; beneficial reporting compliance; involvement in certain legal proceedings; injunctions or limitations as to engaging in certain activities and information regarding any transactions with related persons such as: any family relationships to any director, executive officer or nominee of the Company; any direct or immediate family member material interest in any actual or proposed material transaction to which the Company was or is to be a party; and other certain business relationships and transactions with clients that create or appear to create a conflict of interest. This questionnaire is completed in conjunction with our filing of our annual proxy statement.  In addition, our directors, officers and employees are required to comply with our Code of Business Conduct and Ethics (our “Code of Conduct”) which requires that they perform their duties and exercise judgment on behalf of the Company without influence or impairment, or the appearance of impairment, due to any activity, interest or relationship that arises outside of the Company.  Furthermore, Company directors, officers and employees have a duty to avoid all relationships that are or might be conflicts of interest or otherwise comprise the integrity of our business. Our Code of Conduct requires that any time a director, officer or employee believes a conflict of interest could exist, including due to a potential transaction with a related person, he or she should immediately report the situation.
Our Code of Conduct serves as our policy with respect to transactions with related persons. Any transactions with related persons, as defined by SEC rules and regulations, are subject to limitations on conflicts of interest contained in our Code of Conduct and are generally discouraged by us. To the extent any such transactions are proposed, they are subject to the approval by the audit committee in accordance with the audit committee’s charter. Further, any approved transactions with related persons must be conducted in such a way that no preferential treatment is given to that business.
The related party transactions described in this section predated our adoption of our Code of Conduct and were not subject to the approval and review procedures set forth in the Code of Conduct. All future related party transactions will be subject to such policy.

EXECUTIVE COMPENSATION

Compensation Overview
This Compensation Overview explains how our executive compensation program is designed and operates with respect to our named executive officers listed in the 2014 Summary Compensation Table below. Our named executive officers consist of any individual who served as our Chief Executive Officer during 2014, and up to two of our most highly compensated executive officers other than the Chief Executive Officer during 2014. Our named executive officers in 2014 were:

Name	Office
John T. McDonald	Chief Executive Officer and Chairman of the Board
Timothy W. Mattox	President(1) and Chief Operating Officer
R. Brian Henley	Executive Vice President of Corporate Development and M&A

(1)	Mr. Mattox was named President of the Company in February 2015 and served only as our Chief Operating Officer in 2014.
We currently qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. Accordingly, and in accordance with relevant SEC rules and guidance, we have elected to take advantage of reduced disclosure obligations applicable to emerging growth companies. Therefore, this Compensation Overview is not comparable to the “Compensation Discussion and Analysis” that is required of other SEC reporting companies.
This Compensation Overview discusses the material elements of the compensation awarded to, earned by or paid to our executive officers, and the compensation committee’s role in the design and administration of these programs and policies in making specific compensation decisions for our executive officers, including our named executive officers for 2014. It contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.
The compensation committee is responsible for establishing, implementing and continually monitoring adherence to our compensation philosophy. In doing so, the compensation committee reviews and approves on an annual basis the evaluation process and compensation structure for the Company’s named executive officers. The Committee reviews and recommends to the Board the annual compensation, including salary, and any incentive and/or equity-based compensation for such officers. The Committee also provides oversight of management’s decisions concerning the performance and compensation of other employees.
Executive Compensation Program Components
We seek to offer competitive compensation that is designed to attract and retain qualified and motivated individuals and reward them based on performance. Our executive compensation includes three elements: base salary, annual cash bonus awards and long-term equity incentive awards. We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate employees, consultants and directors, and encourages them to devote their best efforts to our business and financial success. The material terms of our equity incentive plans and certain of our other employee benefit plans are described below.
2014 Equity Incentive Plan
In October 2014, our stockholders approved our 2014 Plan. Our 2014 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, or the Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.
Authorized Shares and Issuances Outstanding. As of December 31, 2014, shares of common stock reserved for issuance under the 2014 Plan consist of 120,567 shares of common stock, which include (i) the shares reserved but unissued under our Amended and Restated 2010 Stock Plan, or the 2010 Plan, and (ii) shares returned to our 2010 Plan as the result of expiration or termination of awards. In addition, the number of shares available for issuance under the 2014 Plan will be increased annually in an amount equal to the least of (i) 4% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (ii) such number of shares of common stock determined by the Board. At December 31, 2014, there were 41,664 shares of restricted stock outstanding under the 2014 Plan.

Plan Administration. The 2014 Plan is administered by the compensation committee, or if the Board determines, the Board or one or more other committees as appointed by the Board. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. In addition, if we determine it is desirable to qualify transactions under the 2014 Plan as exempt under Rule 16b-3 of the Exchange Act, or Rule 16b-3, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of our 2014 Plan, the administrator has the power to administer the plan, including but not limited to, the power to interpret the terms of the 2014 Plan and awards granted thereunder, to create, amend and revoke rules relating to the 2014 Plan, including creating sub-plans, and to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards, and the form of consideration, if any, payable upon exercise. The administrator also has the authority to amend existing awards to reduce or increase their exercise price, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards may be surrendered in exchange for awards of the same type, which may have a higher or lower exercise price or different terms, awards of a different type and/or cash.
Stock Options. Stock options may be granted under the 2014 Plan. The exercise price of options granted under our 2014 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised after the expiration of its term. Subject to the provisions of our 2014 Plan, the administrator determines the other terms of options.
Stock Appreciation Rights. Stock appreciation rights may be granted under our 2014 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding 10 years. After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation right agreement. However, in no event may a stock appreciation right be exercised after the expiration of its term. Subject to the provisions of our 2014 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.
Restricted Stock. Restricted stock may be granted under our 2014 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of our 2014 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us; provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.
Restricted Stock Units. Restricted stock units may be granted under our 2014 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. Subject to the provisions of our 2014 Plan, the administrator will determine the terms and conditions of restricted stock units, including the vesting criteria, which may include accomplishing specified performance criteria or continued service to us, and the form and timing of payment. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.
Performance Units and Performance Shares. Performance units and performance shares may be granted under our 2014 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance unit or performance share. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof.
Non-employee Directors. Our 2014 Plan provides that all non-employee directors are eligible to receive all types of awards, except for incentive stock options, under the 2014 Plan. Each person who first becomes a non-employee director following the adoption of the 2014 Plan will be automatically granted an initial award in the form of a nonstatutory stock option to purchase that number of shares determined by dividing (A) $125,000 by (B) value of an option on one share, determined using the Black-Scholes or other valuation method selected by the administrator, with the number of shares rounded up to the nearest whole share, on or about the date such person becomes a non-employee director. The initial award will vest as to one-twelfth of the shares subject to the initial award on the monthly anniversary of the vesting commencement date, provided that the participant continues to serve as a director through such dates. Each non-employee director will be automatically granted an annual award in the form of a nonstatutory stock option to purchase that number of shares determined by dividing (A) $50,000 by (B) value of an option on one share, determined using the Black-Scholes or other valuation method selected by the administrator, with the number of shares rounded up to the nearest whole share, on a date shortly following the annual meeting of our stockholders beginning in 2015 if, as of such date, the non-employee director will have served on our board of directors for at least the preceding six months. The annual award will vest as to one-twelfth of the shares subject to the annual award on the monthly anniversary of the vesting commencement date, provided the participant continues as a director through such dates. The term of these automatic option grants to non-employee directors will be 10 years or such earlier expiration date specified in the applicable award agreement.
Non-Transferability of Awards. Unless the administrator provides otherwise, our 2014 Plan generally will not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2014 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2014 Plan and the number, class and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2014 Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable, and all awards will terminate immediately prior to the consummation of such proposed transaction.
Merger or Change in Control. Our 2014 Plan provides that in the event of a “merger” or “change in control,” as defined under the 2014 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If the service of a non-employee director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options, restricted stock and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock will lapse, and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.
Amendment, Termination. The administrator has the authority to amend, suspend or terminate the 2014 Plan, provided such action does not impair the existing rights of any participant. Our 2014 Plan will automatically terminate in 2024, unless we terminate it sooner.
Amended and Restated 2010 Stock Plan
Our board of directors adopted, and our stockholders approved, our 2010 Plan in July 2010. Our 2010 Plan was most recently amended in September 2014, which amendment was approved by our stockholders. Our 2010 Plan provides for the grant of incentive stock options to our employees and to the employees of any parent or subsidiary corporation, and for the grant of nonstatutory stock options and restricted stock awards to our employees, directors and consultants and to the employees and consultants of any parent or subsidiary corporation. Following the effectiveness of the 2014 Plan, no further awards have been or will be made under the 2010 Plan, although the 2010 Plan will continue to govern the terms and conditions of the outstanding stock options and restricted stock previously granted under the 2010 Plan.
Authorized Shares. As of December 31, 2014, there were 665,210 options outstanding under the 2010 Plan. Any shares of common stock that are subject to awards under the 2010 Plan which are forfeited or lapse unexercised and would otherwise have been returned to the share reserve under the 2010 Plan instead will be available for issuance under the 2014 Plan.
Administration. Our board of directors, or a committee thereof appointed by our board of directors, administers our 2010 Plan and the awards granted under it. Subject to the provisions of our 2010 Plan, the administrator has the power to determine the terms of awards, including the recipients, the exercise price, the number of shares subject to each award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, and any vesting acceleration. The administrator also has the authority, subject to the terms of the 2010 Plan, to prescribe rules and to construe and interpret the 2010 Plan and awards granted thereunder, to institute an exchange program by which outstanding awards may be surrendered in exchange for awards that may have different exercise prices and terms, and to amend existing awards.
Options. The maximum permitted term of options granted under the 2010 Plan is 10 years. However, the maximum permitted term of options granted to 10% stockholders under the 2010 Plan is five years. The standard vesting schedule of the options under the 2010 Plan provides that 10% of the shares subject to the option vest on the one year anniversary of the vesting commencement date, 20% of the shares subject to the option vest in 12 equal monthly installments beginning on the one-year anniversary of the vesting commencement date, 30% of the shares subject to the option vest in 12 equal monthly installments beginning on the second-year anniversary of the vesting commencement date, and 40% of the shares subject to the option vest in 12 equal monthly installments beginning on the third-year anniversary of the vesting commencement date, in each case subject to the recipient’s continued employment through such vesting dates. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her award agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term. Unless the administrator provides otherwise, our 2010 Plan generally does not allow for the transfer of options, and only the recipient of an option may exercise an option during his or her lifetime.
Restricted Stock. Restricted stock was granted under our 2010 Plan. Restricted stock awards were grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator determined the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of our 2010 Plan, determined the terms and conditions of such awards. The administrator may have imposed whatever conditions to vesting it determined to be appropriate (for example, the administrator may have set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The standard vesting schedule imposed by the administrator for the restricted stock awards under the 2010 Plan provides that 25% of the shares of restricted stock shall be released from the repurchase option on the one year anniversary of the vesting commencement date, and the remaining 75% of the shares of restricted stock shall be released from the repurchase option in 36 equal monthly installments thereafter on the corresponding day of each month, in each case subject to the recipient’s continued employment through such vesting dates. Recipients of restricted stock awards generally have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provided otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.
Certain Adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2010 Plan, the administrator will make proportionate adjustments to the exercise price or the number or type of shares covered by each option.
Change in Control. Our 2010 Plan provides that, in the event of a “merger” or “change in control” (as defined under the 2010 Plan), each outstanding award will be treated as the administrator determines, except that, if a successor corporation does not assume or substitute for any outstanding award, then such award will fully vest and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time.
Our board of directors has the authority to amend the 2010 Plan, provided such action does not impair the existing rights of any participant.
401(k) Plan
We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. In fiscal 2014, we made no matching contributions into the 401(k) plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The 401(k) plan is intended to qualify under Section 401(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Report of the Compensation Committee
Our compensation committee has reviewed and discussed with management the disclosures contained in the section of this Proxy Statement entitled “Executive Compensation – Compensation Overview.” Based on this review and discussion, our compensation committee recommended to the Board that the section entitled “Executive Compensation – Compensation Overview” be included in this Proxy Statement for the Annual Meeting of Stockholders.

SUBMITTED BY THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS
Steven Sarracino, Chairperson
Stephen E. Courter
John D. Thornton

2014 Summary Compensation Table
The following table provides information regarding the compensation awarded to or earned during our fiscal years ended December 31, 2014 and 2013 by our named executive officers.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards(1)	All Other Compensation(2)	Total
John T. McDonald	2014	$240,000	$58,404	(3)	$1,493,179	$0	$22,817	$1,814,400
Chief Executive Officer and Chairman	2013	$240,000	$114,496	(4)	$—	$—	$1,309	$355,805
Timothy W. Mattox(5)	2014	$110,000	$27,202	(3)	$715,685	$304,219	$6,029	$1,163,135
President and Chief Operating Officer	2013	—	—		—	—	$—	$—
R. Brian Henley	2014	$124,167	$129,462	(6)	$357,843	$40,994	$15,145	$667,611
Executive Vice President of Corporate Development and M&A	2013	$120,000	$261,250	(4)	$—	$45,000	$1,155	$427,405

(1)
The amounts reported in the “Stock Awards” and “Option Awards” columns do not reflect compensation actually received by the named executive officer but represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Notes 2 and 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 31, 2015.

(2)	The amounts reported in this column solely represent short-term disability, long-term disability, and life insurance premiums we paid for the benefit of the named executive officers.

(3)	The amount reflects a bonus payment made in 2015 for services performed in 2014.

(4)	Includes a bonus payment made in 2013 and a bonus payment made in 2014, in each case for services performed in 2013.

(5)	Mr. Mattox was named President of the Company in February 2015, after the close of our 2014 fiscal year. He joined the company as our Chief Operating Officer in July 2014.

(6)	Includes a bonus payment made in 2014 and a bonus payment made in 2015, in each case for services performed in 2014.

2014 Outstanding Equity Awards At Fiscal Year-End
The following table provides information about outstanding equity awards held by each of our named executive officers at December 31, 2014.

	Option Awards					Stock Awards
	Number of Shares Underlying Unexercised Options		Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested
Name	Exercisable	Unexercisable
John T. McDonald	—	—	$—	—		$171,040	(3)	$1,635,142
Timothy W. Mattox	—	65,584	$8.73	9/2/2024	(2)	81,980	(4)	783,729
R. Brian Henley(1)	13,936	35,252	$1.77	10/25/2023	(2)	40,990	(5)	391,864
		12,297	$6.23	3/31/2024	(2)

(1)
Mr. Henley resigned from his position as our Executive Vice President, effective as of March 31, 2015, and entered into a Consulting Agreement dated March 31, 2015, pursuant to which he will continue to provide certain specified services to the Company, and pursuant to which his outstanding stock awards and options shall continue to vest during the term of the Consulting Agreement.

(2)
These options have a 10-year term. 10% of the shares subject to the option vest on the one year anniversary of the vesting commencement date, 20% of the shares subject to the option vest in 12 equal monthly installments beginning on the one year anniversary of the vesting commencement date, 30% of the shares subject to the option vest in 12 equal monthly installments beginning on the second year anniversary of the vesting commencement date, and 40% of the shares subject to the option vest in 12 equal monthly installments beginning on the third year anniversary of the vesting commencement date, in each case subject to the recipient’s continued employment through such vesting dates.

(3)
Consists of 171,040 shares of restricted common stock that are subject to a repurchase option by the Company if Mr. McDonald ceases to provide services to the Company. Mr. McDonald holds all rights of a stockholder with respect to the shares, including the right to vote the shares and receive any cash dividends declared thereon. The restricted stock is released from the repurchase option pursuant to a vesting schedule. The vesting schedule is a four-year cliff from the vesting commencement date, but vesting may be partially accelerated in the event Mr. McDonald is terminated without “cause” (as defined in the restricted stock purchase agreement) or deemed 100% vested in the event Mr. McDonald is terminated without “cause” or resigns for “good reason” (as defined in the restricted stock purchase agreement) following a “change of control” (as defined in the restricted stock purchase agreement). If Mr. McDonald ceases to provide services to the Company, the Company may within 90 days, repurchase the number of shares of restricted stock that are still subject to the repurchase option for a price of $8.73 per share.

(4)
Consists of 81,980 shares of restricted common stock that are subject to a repurchase option by the Company if Mr. Mattox ceases to provide services to the Company. Mr. Mattox holds all rights of a stockholder with respect to the shares, including the right to vote the shares and receive any cash dividends declared thereon. The restricted stock is released from the repurchase option pursuant to the following vesting schedule: 10% of the shares vest on the one year anniversary of the vesting commencement date, 20% of the shares subject to the option vest in 12 equal monthly installments beginning on the one year anniversary of the vesting commencement date, 30% of the shares subject to the option vest in 12 equal monthly installments beginning on the two year anniversary of the vesting commencement date, and 40% of the shares subject to the option vest in 12 equal monthly installments beginning on the three year anniversary of the vesting commencement date. Following a “change of control” (as defined in the restricted stock purchase agreement), the share vesting shall accelerate as to that number of shares that would have been released from the Company’s repurchase option had Mr. Mattox remained an employee for two (2) additional years. Furthermore, the shares shall be deemed fully vested in the event Mr. Mattox is terminated without “cause” (as defined in the restricted stock purchase agreement) or resigns for “good reason” (as defined in the restricted stock purchase agreement) following such “change of control.” If Mr. Mattox ceases to provide services to the Company, the Company may within 90 days, repurchase the number of shares of restricted stock that are still subject to the repurchase option for a price of $8.73 per share.

(5)
Consists of 40,990 shares of restricted common stock that are subject to a repurchase option by the Company if Mr. Henley ceases to provide services to the Company. Mr. Henley holds all rights of a stockholder with respect to the shares, including the right to vote the shares and receive any cash dividends declared thereon. The restricted stock is released from the repurchase option pursuant to the following vesting schedule: 20% of the shares vest on the one year anniversary of the vesting commencement date, 40% of the shares subject to the option vest in 12 equal monthly installments beginning on the one year anniversary of the vesting commencement date, and 40% of the shares subject to the option vest in 12 equal monthly installments beginning on the second year anniversary of the vesting commencement date. If Mr. Henley ceases to provide services to the Company, the Company may within 90 days, repurchase the number of shares of restricted stock that are still subject to the repurchase option for a price of $8.73 per share.

Executive Employment and Other Arrangements
We entered into offer letter agreements with each of our named executive officers in connection with their employment. The offer letter agreements have no specific term of employment and the relationships created thereby constitute at-will employment. A summary of our current employment arrangements with our named executive officers is set forth below.
John T. McDonald. Mr. McDonald is party to an employment agreement with us dated May 9, 2014. This employment agreement has no specific term and constitutes at-will employment. Mr. McDonald’s current base salary is $240,000. Mr. McDonald is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement sets forth his target bonus, which is set at 100% of Mr. McDonald’s then current base salary. Payment of any bonus to Mr. McDonald is subject to approval by our board of directors. In addition, on September 2, 2014, we granted Mr. McDonald 171,040 shares of restricted common stock, pursuant to a restricted stock agreement, which provides for a repurchase right by the Company that will lapse over time. Pursuant to this agreement, in the event Mr. McDonald is terminated for any reason (other than for cause (as such term is defined in his employment agreement)) or resigns of his own volition for good reason (as such term is defined in his employment agreement), (i) we will be obligated to pay him any earned but unpaid compensation, any earned but unpaid bonus and any expense reimbursement, (ii) we will be obligated to pay him 100% of his then current monthly base salary for 12 months, and (iii) we will be obligated to pay him 12 months of monthly premiums for his then current health benefits in a single lump sum. Each of the severance benefits described above is contingent on Mr. McDonald executing a mutual release of claims and continuing to protect our confidential and proprietary information.
Mr. McDonald’s 171,040 shares of restricted stock granted in September 2014 are subject to a repurchase right by the Company that lapses over time. In the event Mr. McDonald is terminated without “cause” or terminates with “good reason” (as such terms are defined in his restricted stock agreements), he is entitled to receive 12 months’ accelerated vesting of shares subject to the repurchase rights of the Company. In the event Mr. McDonald is terminated without “cause” or terminates with “good reason” after a “change-of-control” transaction (as such terms are defined in his restricted stock agreements), he is entitled to receive accelerated vesting of all outstanding shares subject to the repurchase rights of the Company. If Mr. McDonald ceases to provide services to the Company, the Company may within 90 days, repurchase the number of shares of restricted stock that are still subject to the repurchase option for a price of $8.73 per share.
Timothy W. Mattox. Mr. Mattox is party to an employment offer letter with us dated July 7, 2014. Mr. Mattox’s employment has no specific term and constitutes at-will employment. Mr. Mattox’s base salary in 2014 pursuant to the offer letter was $20,000 per month. Mr. Mattox is also eligible to receive benefits that are substantially similar to those of our other employees. His offer letter sets forth his target bonus, which is set at 50% of Mr. Mattox’s then current base salary. Payment of any bonus to Mr. Mattox is subject to approval by our board of directors.
In addition, on September 2, 2014, we granted Mr. Mattox 81,980 shares of restricted common stock, pursuant to a restricted stock agreement, which provides for a repurchase right by the Company that will lapse over time. The restricted stock is released from the repurchase option pursuant to the following vesting schedule: 10% of the shares vest on the one year anniversary of the vesting commencement date, 20% of the shares subject to the option vest in 12 equal monthly installments beginning on the one year anniversary of the vesting commencement date, 30% of the shares subject to the option vest in 12 equal monthly installments beginning on the two year anniversary of the vesting commencement date, and 40% of the shares subject to the option vest in 12 equal monthly installments beginning on the three year anniversary of the vesting commencement date. Following a “change of control” (as defined in the restricted stock purchase agreement), the share vesting shall accelerate as to that number of shares that would have been released from the Company’s repurchase option had Mr. Mattox remained an employee for two (2) additional years. Furthermore, the shares shall be deemed fully vested in the event Mr. Mattox is terminated without “cause” (as defined in the restricted stock purchase agreement) or resigns for “good reason” (as defined in the restricted stock purchase agreement) following such “change of control.” If Mr. Mattox ceases to provide services to the Company, the Company may within 90 days, repurchase the number of shares of restricted stock that are still subject to the repurchase option for a price of $8.73 per share.

R. Brian Henley. Mr. Henley resigned from his position as our Executive Vice President, effective as of March 31, 2015, and entered into a Consulting Agreement dated March 31, 2015, pursuant to which he will continue to provide certain specified services to the Company, and pursuant to which his outstanding restricted stock awards and options shall continue to vest during the term of the Consulting Agreement. Mr. Henley will not receive any cash compensation for his consulting services other than the reimbursement of expenses.
Mr. Henley was party to an employment agreement with us dated July 25, 2014, which terminated upon the termination of his employment. This employment agreement had no specific term and constituted at-will employment. Prior to his resignation, Mr. Henley’s annual base salary was $125,000. During his employment, Mr. Henley was also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement set forth his target bonus based upon our acquisitions, which was set at 1.33% of the annualized run rate revenue of the acquired business (as defined in his employment agreement). Mr. Henley’s resignation was other than for good reason (as such term is defined in his employment agreement). Pursuant to his employment agreement, in the event Mr. Henley had been terminated for any reason (other than for cause (as such term is defined in his employment agreement)) or had resigned of his own volition for good reason (as such term is defined in his employment agreement), (i) we would have been obligated to pay him any earned but unpaid compensation, any earned but unpaid bonus and any expense reimbursement, (ii) we would have been obligated to pay him 100% of his then current monthly base salary for a period determined by multiplying four weeks by the number of years of service to the Company, up to a maximum of 52 weeks, (iii) all outstanding shares of restricted stock and the underlying shares of all outstanding options issued to Mr. Henley would have vested for an additional 12 months and (iv) we would have been obligated to pay him premiums for his then current health benefits in a single lump sum for a period determined by multiplying four weeks by the number of years of service to the Company, up to a maximum of 52 weeks. Each of the severance benefits described above were contingent on Mr. Henley executing a mutual release of claims and continuing to protect our confidential and proprietary information. Since Mr. Henley resigned from the Company other than for “good reason,” these payments were not triggered.
As described above under “Compensation Overview—2014 Equity Incentive Plan and —Amended and Restated 2010 Stock Plan,” upon a specified corporate transaction where the acquiring entity does not assume or substitute for Mr. Henley’s outstanding stock awards or options, the vesting of his outstanding and unvested stock options fully accelerates subject to Mr. Henley’s continued provision of consulting services through the closing of the applicable transaction.
In addition, on September 2, 2014, we granted Mr. Henley 40,990 shares of restricted common stock, pursuant to a restricted stock agreement, which provides for a repurchase right by the Company that will lapse over time. The restricted stock is released from the repurchase option pursuant to the following vesting schedule: 20% of the shares vest on the one year anniversary of the vesting commencement date, 40% of the shares subject to the option vest in 12 equal monthly installments beginning on the one year anniversary of the vesting commencement date, and 40% of the shares subject to the option vest in 12 equal monthly installments beginning on the second year anniversary of the vesting commencement date. If Mr. Henley ceases to provide services to the Company, the Company may within 90 days, repurchase the number of shares of restricted stock that are still subject to the repurchase option for a price of $8.73 per share.

Limitation on Liability and Indemnification Matters
We have entered into indemnity agreements with our directors and certain of our officers.  The agreements generally provide that, to the fullest extent permitted by Delaware law, we must indemnify each such person for judgments, expenses, fines, penalties and amounts paid in settlement of claims that result from the fact that such person was our officer, director or employee. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide for certain indemnifications and limitations on the liability of our directors and officers. Our amended and restated bylaws and the indemnification agreements also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.
We believe that these indemnification agreements and provisions of our bylaws and amended and restated certificate of incorporation are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance. However, these limitation of liability and indemnification provisions may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information, as of December 31, 2014, concerning shares of our common stock authorized for issuance under all of our equity compensation plans.

	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column) (1)
Equity compensation plans approved by stockholders	665,210	$4.39	120,567
Equity compensation plans not approved by stockholders	—	—	—
Total equity compensation plans	665,210	$4.39	120,567

(1)
Pursuant to the terms of the 2014 Equity Incentive Plan, the number of shares available for issuance under the 2014 Equity Incentive Plan will be increased on the first day of each fiscal year in an amount equal to the lesser of (i) four percent (4%) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year or (ii) such number of shares determined by the Board.

REPORT OF THE AUDIT COMMITTEE
The audit committee of our Board is responsible for, among other things, reviewing with Ernst & Young, LLP, our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the 2014 audit, the audit committee has:

•	reviewed and discussed with management our audited financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2014;

•
discussed with Ernst & Young, LLP the matters required to be discussed by Auditing Standards No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (United States); and

•
received from and discussed with Ernst & Young, LLP the communications from Ernst & Young, LLP required by the Public Company Accounting Oversight Board regarding its independence, and the audit committee has also discussed with Ernst & Young, LLP the firm’s independence from the Company and considered whether Ernst & Young, LLP’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence from Company.

Based on the review and discussions described in the preceding bullet points, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.
The audit committee has adopted a charter and a process for pre-approving services to be provided by Ernst & Young, LLP.
The members of the audit committee have been determined to be independent in accordance with the requirements of the NASDAQ listing standards and the requirements of Section 10A(m)(3) of the Exchange Act.

SUBMITTED BY THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
Stephen E. Courter (Chair)
Rodney C. Favaron Steven Sarracino

PROPOSAL ONE: ELECTION OF DIRECTORS
Our Board is currently comprised of five directors and is divided into three classes with staggered three-year terms. The term of our Class I directors, Stephen E. Courter and Rodney C. Favaron, will expire at this Annual Meeting. The term of our Class II directors, John D. Thornton and Steven Sarracino, will expire at our 2016 annual meeting of stockholders. The term of our Class III director, John T. (Jack) McDonald, will expire at our 2017 annual meeting of stockholders.
This year’s nominees for election to the Board are the Class I directors, Stephen E. Courter and Rodney C. Favaron. Each of our director nominees is currently serving on the Board. Mr. Courter and Mr. Favaron are independent directors, as defined in the applicable rules for companies traded on The NASDAQ Global Market (“NASDAQ”). The biographies of the nominees are set forth above in the section entitled “Directors and Corporate Governance—Directors.”
If elected, each nominee will serve for a term of three years expiring at the 2018 annual meeting of stockholders or until his successor, if any, is duly elected and qualified or until such director’s earlier death, resignation or removal. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the proxies may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board. Alternatively, the Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.
Vote Required
The two nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, up to the two directors to be elected by those shares, will be elected as directors to serve until the third annual meeting following election or until their successors, if any, are duly elected and qualified, or until their earlier death, resignation or removal.
Recommendation of the Board of Directors
The Board recommends that stockholders vote “FOR” the election of Mr. Courter and Mr. Favaron.

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The audit committee has appointed Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm and auditors of our consolidated financial statements for the fiscal year ending December 31, 2015.
At the Annual Meeting, the stockholders are being asked to ratify the appointment of E&Y as our independent registered public accounting firm for 2015. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. Even if this appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interest of Upland and our stockholders. Representatives of E&Y are expected to be present at the Annual Meeting to make a statement if such representatives desire to do so and to respond to questions.
Fees Paid to Ernst & Young, LLP
The following table sets forth the fees accrued or paid to our independent registered public accounting firm for the years ended December 31, 2014 and 2013.
Audit and Non-Audit Fees

	Ernst & Young, LLP
	2014	2013
Audit Fees (1)	$1,219,709	$240,000
Audit-Related Fees	—	—
Tax Fees (2)	18,269	1,222
All Other Fees	—	—
Total	$1,237,978	$241,222

(1)
Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q. The 2014 amount includes $405,000 relating to audit of the 2014 consolidated financial statements and review of the unaudited financial interim financial information, and $814,709 relating to Form S-1 related procedures.

(2)	Tax fees relate to professional services rendered in connection with international tax consulting services.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm
We maintain an auditor independence policy that bans our auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that our audit committee approve the audit and non-audit services and related budget in advance, and that our audit committee be provided with quarterly reporting on actual spending. This policy also mandates that we may not enter into auditor engagements for non-audit services without the express approval of our audit committee. In accordance with this policy, our audit committee pre-approved all services to be performed by our independent registered public accounting firm.

Vote Required
You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Proposal Two requires a “FOR” vote from a majority of the shares present in person or represented by proxy and voting at the Annual Meeting.
Recommendation of the Board of Directors
The Board recommends that you vote “FOR” ratification of the selection of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

OTHER MATTERS
Meeting Admission. You are entitled to attend the Annual Meeting only if you were an Upland stockholder at the close of business on April 20, 2015 or hold a valid proxy for the Annual Meeting. If attending the meeting in person, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, meaning that you hold shares directly with Computershare (“registered holders”), the inspector of election will have your name on a list, and you will be able to gain entry with a form of government-issued photo identification, such as a driver’s license, state-issued ID card or passport. If you are not a stockholder of record but hold shares through a broker, bank, or nominee (“street name” or “beneficial” holders), in order to gain entry you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of government-issued photo identification. If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, you will not be admitted to attend the Annual Meeting in person.
Proxy Solicitation. Upland is paying the costs of the solicitation of proxies. We must also pay brokerage firms, banks, broker-dealers and other similar organizations representing beneficial owners of shares held in street name certain fees associated with forwarding the notice to beneficial owners, forwarding printed proxy materials by mail to beneficial owners who specifically request them, and obtaining beneficial owners’ voting instructions. We currently estimate such costs will be approximately $15,000.
In addition to soliciting proxies by mail, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.
Inspector of Election. Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of election to tabulate stockholder votes for the 2014 Annual Meeting.
Stockholder List. Upland’s list of stockholders as of April 20, 2015 will be available for inspection for 10 days prior to the 2015 Annual Meeting. If you want to inspect the stockholder list, please call our Investor Relations department at (512) 960-1031 to schedule an appointment.
2016 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2016 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary by one of the means discussed below in the section entitled “—Communicating with Us.” Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Central Standard Time) on January 1, 2016.
We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our nominating and governance committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see the section of this Proxy Statement entitled “Corporate Governance—Director Nomination Procedures.”
In addition, under our bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2016 annual meeting must give notice to our Corporate Secretary between February 15, 2016 and March 16, 2016, unless the notice also is made pursuant to Rule 14a-8. The notice must include information specified in our bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2016 annual meeting is held more than 30 days prior to or 60 days after the anniversary of the 2015 Annual Meeting, then the stockholder notice must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to the 2016 annual meeting and not later than the close of business on the later of the 90th day prior to the 2016 annual meeting or the tenth day following the day on which public announcement of the meeting is first made. We will not entertain any proposals or nominations at the Annual Meeting that do not meet the requirements set forth in our bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The bylaws are filed as an exhibit to our Amendment No. 1 to Registration Statement filed with the SEC on October 27, 2014. To make a submission or to request a copy of our bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.
Financial Statements. Our financial statements for the year ended December 31, 2014 are included in our 2014 Annual Report. Our 2014 Annual Report and this proxy statement are posted on the Internet at www.proxyvote.com. If you have not received or do not have access to the 2014 Annual Report, you may obtain a copy without charge by following the instructions set forth in the Notice of Internet Availability of Proxy Materials; or you may send a written request to Upland Software, Inc., Attn: Investor Relations, 401 Congress Avenue, Suite 1850, Austin, Texas 78701.

Communicating with Us. Visit our main Internet site at http://uplandsoftware.com for information on our products and services, marketing programs, worldwide locations, customer support and job listings. Our Investor Relations site at http://investor.uplandsoftware.com contains stock information, earnings and conference call replays, our annual report, corporate governance and historical financial information and links to our SEC filings. We do not incorporate the information contained on, or accessible through, our corporate website into this Proxy Statement.
If you would like to contact us, call our Investor Relations department at (512) 960-1031, or send correspondence to Upland Software, Inc., 401 Congress Avenue, Suite 1850, Austin, Texas 78701.
If you would like to communicate with our Board, see the procedures described in the section of this Proxy Statement entitled “Corporate Governance—Communications with the Board of Directors.” You can also contact our Corporate Secretary at Upland Software, Inc., 401 Congress Avenue, Suite 1850, Austin, Texas 78701 to communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates or introduce business at the Annual Meeting, or revoke a prior proxy instruction.
We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Upland stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you receive a single Notice of Internet Availability of Proxy Materials or a single set of proxy materials as a result of householding and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, Annual Report, or Proxy Statement mailed to you, please submit a request to our Corporate Secretary, Upland Software, Inc., 401 Congress Avenue, Suite 1850, Austin, Texas 78701 or call our Investor Relations Department at (512) 960-1031, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By Order of the Board of Directors

John T. McDonald
Chief Executive Officer and Chairman
Austin, Texas
April 30, 2015

UPLAND SOFTWARE, INC. 401 CONGRESS AVE, SUITE 1850 AUSTIN, TEXAS 78701
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of directors
Nominees:
01	Stephen E. Courter
02	Rodney C. Favaron

Your Board of Directors recommends that you vote FOR the following proposals:						For	Against	Abstain
2.	To ratify the selection of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.					☐	☐	☐

				Yes	No
Please indicate if you plan to attend this meeting.				☐	☐

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint Owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

UPLAND SOFTWARE, INC. Annual Meeting of Shareholders June 17, 2015 11:00 AM This proxy is solicited by the Board of Directors

The shareholder hereby appoints John T. McDonald and Michael D. Hill, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Upland Software, Inc. that the shareholder is entitled to vote at the Annual Meeting of shareholders to be held at 11:00 AM, Central Daylight Time on June 17, 2015, at 401 Congress Ave., Suite 1850, Austin, TX 78701, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side